Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of xG Technology, Inc. on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 31, 2017 with respect to our audits of the consolidated financial statements of xG Technology, Inc. and Subsidiary as of December 31, 2016 and 2015 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 10, 2017